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                                                               Exhibit 99.1


                   SHELL, TEXACO AND SAUDI ARAMCO ANNOUNCE
                   _______________________________________

          FORMATION AND OPERATIONAL START-UP OF MOTIVA ENTERPRISES
          ________________________________________________________


HOUSTON, July 1, 1998 -- Shell Oil Company, Texaco Inc. and Saudi Aramco today announced the formation and operational start-up of Motiva Enterprises LLC, a joint venture combining major elements of the three companies' eastern and Gulf Coast U.S. refining and marketing businesses. Shell has 35 percent ownership and Texaco and Saudi Refining, Inc., a corporate affiliate of Saudi Aramco, each have 32.5 percent ownership of the company.

    Motiva Enterprises LLC, headquartered in Houston, will market under the Shell and Texaco brands. L. Wilson Berry, formerly President of Texaco Refining and Marketing Inc., is President and Chief Executive Officer of Motiva Enterprises.

    In January 1998, Shell and Texaco announced the formation and operational start-up of a separate joint venture under the name Equilon Enterprises LLC. Equilon Enterprises combines the major elements of Shell's and Texaco's western and midwestern U.S. refining and marketing businesses and their nationwide transportation and lubricants businesses. Shell has a 56 percent ownership in Equilon Enterprises and Texaco owns 44 percent of the company.

    In addition to Motiva Enterprises, the companies also announced the formation of two jointly owned units that will support the operations of both Motiva Enterprises and Equilon Enterprises. Equiva Services LLC will provide administrative support services to the joint venture companies, while Equiva Trading Company will function as the companies' trading unit.

    Seth L. Sharr, formerly President and CEO of Star Enterprise, the refining and marketing joint venture between subsidiaries of Texaco and Saudi Aramco, will be President of Equiva Services LLC. Arthur A. Nicoletti, formerly President of Texaco Trading and Transportation Inc., will serve as President of Equiva Trading Company. Both units will be based in Houston. The exploration, production and chemical businesses of Shell, Texaco and Saudi Aramco are not included in either of the alliances.

    Shell Oil Company is a Houston-based affiliate of the Royal Dutch/Shell Group of Companies. Texaco Inc. is based in White Plains, N.Y. Saudi Aramco is the state-owned oil company of the Kingdom of Saudi Arabia. The company's U.S. corporate affiliate Saudi Refining, Inc. is based in Houston.



For more information contact: Shell Oil Company
                              Kitty Borah, Stacy Hutchinson, 713-241-4544
                              Sarah Payne

                              Texaco
                              Paul Weeditz (Houston)         713-752-6475
                              Shawn Frederick (Houston)      713-752-4672

                              Saudi Refining, Inc.
                              Henry Hayes                    713-432-4149
                              Bill Tracy                     713-432-4645